Tidal Trust I 485BPOS

Exhibit 99.(a)(i)

AMENDED AND RESTATED CERTIFICATE OF TRUST

Tidal ETF Trust

This Amended and Restated Certificate of Trust of Tidal ETF Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3810 et seq.) in order to amend and restate the Certificate of Trust filed on June 4, 2018 and sets forth the following:

FIRST:  The name of the statutory trust is changed to “Tidal Trust I” (the “Statutory Trust”).

SECOND:  In accordance with §3807(b) of the Act, the Statutory Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process of the Trust is: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the registered agent of the Statutory Trust for service of process at such location is The Corporation Trust Company.

THIRD:  This Certificate shall be effective immediately upon filing.

FOURTH:  The Statutory Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FIFTH:  Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code §3804(a). Notice is hereby given that the Statutory Trust is or may hereafter be constituted as a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Statutory Trust shall be enforceable against the assets of such series only, and not against the assets of the Statutory Trust generally or any other series thereof.

SIXTH: The trustees of the Statutory Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Amended and Restated Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Statutory Trust, have duly executed this Amended and Restated Certificate of Trust as of this 2nd day of June, 2025.

/s/ Mark H. Baltimore	/s/ Eduardo Mendoza
Mark H. W. Baltimore Trustee	Eduardo Mendoza Trustee

/s/ Dusko Culafic	/s/ Eric W. Falkeis
Dusko Culafic Trustee	Eric W. Falkeis Trustee